Exhibit 99.2

FOMO CORP. ACQUIRES ENERGY INTELLIGENCE CENTER ASSETS BOOSTING CLEAN BUILDING SOLUTION PORTFOLIO

Chicago, IL, March 9, 2021 – FOMO CORP. (https://www.fomoworldwide.com/ - US OTC: ETFM) is pleased to announce that it has acquired the assets of the Energy Intelligence Center, LLC (“EIC” - www.EnergyIntelligenceCenter.com). EIC provides an integrated suite of energy efficiency solutions for education, commercial, multi-family, healthcare, and industrial facilities through algorithmic software and the added benefits from strategic clean-tech partners. FOMO’s holdings, such as Purge Virus LLC (https://purgevirus.com/), work well in conjunction with EIC providing the combination of ventilation and clean indoor air that collectively create safe and energy efficient schools as well as other types of facilities. FOMO’s integrated solution is appropriate and timely given the recent developments with the COVID-19 Relief Bill.

EIC’s OptikW platform uses algorithmic software to optimize kilowatts at the “heart” of HVAC equipment. It leverages ambient conditions such as temperature, humidity, and dew point, to improve the performance of existing chillers and HVAC equipment.

Other portfolio companies and strategic partners are expected to drive demand for FOMO:

●	Purge Virus uses bipolar ionization to clean indoor air and reduce the requirements for as much outside replacement air, which FOMO owns.
●	Independence LED Lighting uses energy saving lights to save 50% or more over traditional lights, which FOMO owns.
●	Clean Peak Energy uses the thermal mass of your building as a “battery” to store temperature and reduce peak interval energy costs, which is a partner of FOMO.
●	BuildingFit uses data analytics with measurement and verification to identify areas of savings and track performance, which is a partner of FOMO.

$1.9 trillion COVID-19 Relief Bill:

On Saturday, March 7th, the U.S. Senate passed the $1.9 trillion COVID-19 Relief Bill, which is to be submitted to the House of Representatives on Tuesday, March 9th. It includes $519 billion for state and local governments and schools. The Centers for Disease Control and Prevention (CDC) guidelines include improvements to ventilation, and each state and school district may have some discretion on spending from within the relief funding. The bill also includes sub-sets for specific types of facilities.

Energy Intelligence Center Updates:

EIC has added three new strategic relationships during the first quarter of 2021: Aircosaver, Jordan Energy, and JuiceBarEV. The links to these and the other partners are included on EIC’s Clean-Tech Partners page.

On the outreach front beyond the upcoming webinar (see below), three key first quarter developments may further provide EIC’s ongoing support for schools and businesses:

Social Media: On February 9th, EIC engaged with Seth Leitman, “Green Living Guy” for extensive social media marketing. Seth is a seasoned sustainability professional, electric car expert and green living guru, according to Fox Business News

Direct Marketing to Schools: On February 23rd, EIC’s sibling company within FOMO CORP., Purge Virus, engaged Demand Lead Generation (http://create-demand.com/) for outbound calls to prospective K-12 schools and business customers. The support sales materials specifically include references to energy savings in addition to improved indoor air quality (IAQ). This is an example of the “eco-system” synergy created within the FOMO CORP. holding companies.

Industry Recognition: On March 1st, Manufacturing Technology Insights (https://www.manufacturingtechnologyinsights.com/) magazine contacted EIC for a profile in their special edition on Industrial Cooling, which will run in their May 2021 issue to over 150,000 combined print and digital subscribers. On March 6th, the magazine interviewed EIC’s CEO for the profile, and his input included references to air quality solutions as well as energy savings.

Webinar:

Join EIC CEO Charlie Szoradi for a presentation detailing the energy conservation measures that make up the “Five Star Solution”. Other Webinar Highlights: Insight into the future of next generation sustainable buildings with efficiency & improved IAQ. Information on the Biden administration funding to reduce COVID-19 & energy waste. How Energy Intelligence Center’s solutions are available to end-users and strategic partners.

REGISTER for the Webinar here:

https://register.gotowebinar.com/register/3158491600196700430

To be held: Wednesday, Mar 10, 2021 12:00 PM - 1:00 PM EST

For more information on the webinar content and the links to the Clean-Tech partners see: https://energyintelligencecenter.com/clean-tech-partnerships/

Said Charlie Szoradi, EIC CEO: “EIC’s OptikW platform is designed for remote management of large chiller plants and paves a path toward big data and energy analysis. We have been working diligently to align the best-of-breed technologies that provide proven results at affordable costs. In most cases the solutions have little or no upfront cost with performance compensation, which is ideal for our customers.”

Said Vik Grover, FOMO’s CEO: “This transaction completes a long effort to bring energy management solutions to our portfolio. Combining EIC with our partnership with OEM paves the way for us to become a clean building leader worldwide. Please attend the EIC webinar this week for further information.”

About FOMO CORP.

FOMO CORP. is a publicly traded company focused on business incubation and acceleration. The Company invests in and advises emerging companies aligned with a growth mandate. FOMO is developing direct investment and affiliations - majority- and minority-owned as well as in joint venture formats - that afford targets access to the public markets for expansion capital as well as spin-out options to become their own stand-alone public companies.

Forward Looking Statements:

Statements in this press release about our future expectations, including without limitation, the likelihood that FOMO CORP. will be able to meet minimum sales expectations, be successful and profitable in the market, bring significant value to FOMO CORP.’s stockholders, and leverage capital markets to execute its growth strategy, constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and as that term is defined in the Private Litigation Reform Act of 1995. Such forward-looking statements involve risks and uncertainties and are subject to change at any time, and our actual results could differ materially from expected results. The Company undertakes no obligation to update or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this statement or to reflect the occurrence of unanticipated events, except as required by law. FOMO’s business strategy described in this press release is subject to innumerable risks, most significantly, whether the Company is successful in securing adequate financing. No information in this press release should be construed in any form shape or manner as an indication of the Company’s future revenues, financial condition, or stock price.

Contact:

Wayman Baker, PhD

EVP Corporate Development and Investor Relations

FOMO CORP.

(630) 286-9560

IR@fomoworldwide.com

Dwain Schenck

Schenck Strategies

203-223-5230

dwain@schenckstrategies.com

www.schenckstrategies.com